RULE 424(c)
                                                   Reg. No. 333-12545

PROSPECTUS SUPPLEMENT DATED APRIL 21, 1998 TO PROSPECTUS DATED AUGUST 22, 1997

                        NINE WEST GROUP INC.
                            $185,680,000

           5-1/2% Convertible Subordinated Notes Due 2003

     The following holders of the 5-1/2% Convertible Subordinated Notes Due 2003 (the "Notes") of Nine West Group Inc. (the "Company") have recently notified the Company that they beneficially own the principal amount of the Notes shown below, which Notes may be converted into the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), shown below and that such holders may from time to time offer and sell such Notes and/or Common Stock pursuant to the Company's Registration Statement No. 333-12545, as amended, and the Prospectus dated August 22, 1997 included therein:

                                       Aggregate Principal Amount    Number of Shares of
                                               of Notes Owned and      Common Stock That
Name of Selling Holder                           That May Be Sold            May Be Sold
----------------------                           ----------------            -----------
American Travellers Life Insurance
 Co. - Convertible (1)                                 $  332,000                  5,464

Bankers Life & Casualty Insurance
 Co. - Convertible (2)                                 $  668,000                 10,994

Bear, Stearns & Co. Inc. (3)                           $4,380,000                 72,086

Beneficial Standard Life Insurance
 Co. - Convertible (1)                                 $  500,000                  8,229

Capitol American Life Insurance
 Co. - Convertible (4)                                 $  332,000                  5,464

Everen Securities Inc. (5)                             $  450,000                  7,406

Forest Alternative Strategies Fund
 II LP Series A-5 (1)                                  $  200,000                  3,291

Forest Alternative Strategies Fund
 II Series A 5I (1)                                    $  100,000                  1,645

Forest Global Convertible Fund
 Series A-5 (1)                                        $  200,000                  3,291

Great American Reserve Insurance Co.
 - Convertible (1)                                     $  668,000                 10,994

Pacific Innovations Trust Capital
 Income Fund (6)                                       $  120,000                  1,974
-------------------------

(1) The Company was not previously aware that these holders beneficially own the Notes.

(2) An increase of $167,000 of Notes and 2,749 shares of Common Stock over the $501,000 of Notes and 8,245 of shares of Common Stock previously disclosed to the Company.

(3) An increase of $500,000 of Notes and 8,229 shares of Common Stock over the $3,880,000 of Notes and 63,857 of shares of Common Stock previously disclosed to the Company.

(4) An increase of $83,000 of Notes and 1,366 shares of Common Stock over the $249,000 of Notes and
4,098 of shares of Common Stock previously disclosed to the Company.

(5) An increase of $415,000 of Notes and 6,830 shares of Common Stock over the $35,000 of Notes and
576 of shares of Common Stock previously disclosed to the Company.

(6) An increase of $20,000 of Notes and 329 shares of Common Stock over the $100,000 of Notes and
1,645 of shares of Common Stock previously disclosed to the Company.

   The holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.